SETTLEMENT AGREEMENT


         Agreement made this 21st day of July, 2003 by and among LAURUS MASTER FUND, LTD., KESHET, L.P., NESHER, LTD. and TALBIYA B. INVESTMENTS, LTD. (collectively, the "Investors") and ICOA INCORPORATED (the "Company").

         WHEREAS, the Investors are the holders of various convertible notes of the Company originally issued on or about August 28, 2000, February 8, 2001, May 14, 2001, June 13, 2001 and July 26, 2001 (the "Notes") issued pursuant to several subscription agreements (the "Subscription Agreements") and more fully described in Schedule A attached hereto; and

         WHEREAS, the Investors are the holders of various warrants of the Company originally issued on or about August 28, 2000, February 8, 2001, May 14, 2001, June 13, 2001 and July 26, 2001 (the "Warrants") issued pursuant to several subscription agreements (the "Subscription Agreements") and in connection with various conversions and more fully described in Schedule B attached hereto; and

         WHEREAS, the Company and the Investors are entering into this Agreement with respect to the termination of the Notes and Warrants and the settlement of all obligations of the Company with respect thereto;

   NOW THEREFORE, for good and valid consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

     1. Effective as of the date hereof, in consideration for the undertakings of the Company hereunder, all of the Notes and Warrants, and all obligations of the Company thereunder including without limitation all principal and accrued interest, are hereby terminated in their entirety and shall be of no further force and effect, subject to any Re-Instatement following an Event of Default under Section 8. The Notes and Warrants are hereby delivered to the Company and marked cancelled. Each Investor hereby releases the Company and its affiliates, officers, directors, employees, representatives and agents from any and all obligations thereunder, and all collateral delivered to the Investors to secure the obligations of the Company thereunder is hereby released on the date hereof, including any shares of Company Stock deposited in escrow by George Strouthopoulos. Each Investor represents and warrants that it is the current legal and beneficial owner of its respective Note(s) and Warrant(s) originally issued to it and that such Investor has not assigned any right or interest in any such Note(s) or Warrant(s) to any other person or entity. The Investors hereby, jointly and severally, agree to indemnify and hold harmless the Company and its successors, affiliates, representatives, assigns, agents, employees, officers and directors from any claim asserted by anyone claiming to be an assignee or partial assignee of any of the Notes or Warrants to be terminated hereunder. Each Investor acknowledges that this representation of non-assignment is a material inducement to the Company in entering this Settlement Agreement. Such indemnification shall include, but is not limited to, the amount of said claims and the cost of defending against them, including attorneys' fees, expenses, interest, and costs of court.

     2. The Company shall pay to Laurus Master Fund, as duly authorized agent for the Investors, either of the following, as determined by the Company in its sole discretion (the "Cash Settlement"): (i) an aggregate of $350,000 within thirty (30) days of the date hereof or
          (ii) an aggregate of $450,000 within six months of the date hereof; provided, however that if the Company elects option (ii), then beginning thirty (30) days after the date hereof, and thereafter on the fifth day of each of the six succeeding months, the Company shall place $75,000 in a restricted cash account, in the Company's name, to be released to the Investors at the end of such six month period, together with any additional payments as shall be necessary to make the full $450,000 payment to the Investors at such time if the proceeds in the restricted cash account are less than $450,000.

     3. Upon receiving all necessary regulatory, corporate and shareholder approvals, the Company shall issue to the Investors Convertible Preferred Stock in the original liquidation value ("Stated Value") of $300,000 ("Preferred Stock"), which terms shall include an eight percent (8%) cumulative dividend, payable in cash. Following one year from the date of issuance, the Company, if not prohibited from repurchasing the Preferred Stock under applicable law, will begin to repurchase any unconverted portion of the Preferred Stock at a rate of $10,000 of Stated Value per month. The repurchases shall continue until the balance of the Preferred Stock plus any accrued but unpaid dividends is fully redeemed. Repurchase payments shall apply first to accrued and unpaid dividends, if any and then to the Preferred Stock. The Preferred Stock will be convertible into the Company's Common Stock at a price of $.03 per share (adjusted after the date hereof for any stock splits, recapitalizations, reclassifications or similar transactions); and the Company shall have the option to buy back the Preferred Stock at a 15% premium of the Stated Value. The Company shall issue such shares of Preferred Stock on or about that date which is within five (5) business days after the date that all regulatory, corporate and shareholder approvals ("Approval Date") have been obtained by the Company with respect to (i) the issuance of the Preferred Stock, (ii) the issuance of the Common Stock as set forth in Paragraph 4 below, and (iii) the Company's reverse stock split, with respect to which any required preliminary shareholder solicitation materials shall be filed by the Company with the SEC no later than ninety (90) days from the date hereof. The Common Stock issuable upon conversion of the Preferred Shares and under Paragraphs 4 and 8 below shall have piggyback registration rights with any filings undertaken by the Company other than filings on Forms S-8, S-4, or any similar Form.

     4. On or about the date which is within five (5) business days after the Approval Date, the Company shall issue to the Investors shares of the Company's Common Stock having a market value of $200,000, priced at the market close bid price on the business day immediately preceding the date of issuance. The Investors agree not to sell or otherwise dispose of such shares, or any shares of Common Stock issued upon conversion of the Preferred Stock, for a period of ninety (90) days from the Approval Date.

     5. The Investors collectively shall not sell or otherwise dispose of, on a monthly basis, shares of the Company's Common Stock that exceed 15% of the prior calendar month's trading volume.

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

     6. The Investors will not and will not cause any person or entity, directly or indirectly, to engage in "short sales" of the Company's Common Stock. Each Investor acknowledges that there is a public market for the Company's securities, and no Investor will effect any transactions in securities of the Company held by such Investor at such times as it is in possession of material non-public information with respect to the Company.

     7. Any payments required to be paid hereunder by the Company to the Investors shall be made to the following account:

                               Bank of America, NA
                                 ABA# 121000358
                  Account Name: Banc of America Securities, LLC
                              Account #: 1233932118
                 For Further Credit To: Laurus Master Fund, Ltd.
                              Account #: 313-15751

     8. Any failure of the Company to pay the Cash Settlement to the Investors or to issue the Preferred Stock or the Common Stock under paragraphs 2, 3, and 4 hereof shall be deemed an event of default under this Agreement (an "Event of Default"). Upon the occurrence of an un-waived Event of Default the Company shall have a five (5) business day period to cure any such Event of Default. If the Event of Default is not cured, the following default provisions shall apply:

     a. If the Common Stock is not issued in accordance with paragraph 4, then for every dollar of Common Stock not issued, one dollar of the Notes and Accrued Interest per Schedule A, and terminated in accordance with paragraph 1 hereof, shall be re-instated under the same terms and conditions that existed immediately prior to this agreement.

     b. In the event the Company is unable for any reason to issue the Preferred Stock, then the Company shall issue a Convertible Note in the principal amount of $300,000 and containing repurchase, conversion, and interest payment provisions similar to those that would have applied to the Preferred Stock.

     c. If any portion of the Cash Settlement in Paragraph 2 remains unpaid at the end of six months from the date hereof (such unpaid portion referred to as the "Cash Settlement Shortfall"), then an amount, as determined below, shall be re-instated as the principal amount of a Note under the same terms and conditions that existed immediately prior to this agreement.

     The  amount of Notes to be re-instated shall be determined as follows:

     i. If the amount paid under the Cash Settlement is less than $300,000 then the full amount of Notes and Interest as described in Schedule A shall be re-instated minus a credit for the amount of Common Stock, Preferred Stock, and actual Cash Settlement payments received by the Investors.

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

               Example:
               Cash Settlement Paid at the end of six months is       $  200,000
               Common Stock Issued                                       200,000
               Preferred Stock Issued                                    300,000
                                                                      ----------
                                          Total Offset to Notes       $  700,000
                                                                      ----------
               Original Balance of Notes & Interest                   $1,450,000
                          Balance of Notes to be Re-Instated          $  750,000
                                                                      ==========


     ii. If the amount paid under the Cash Settlement is greater than $300,000 but less than the $450,000 specified in Paragraph 2, then the Cash Settlement Shortfall shall be multiplied by 2.0 (the "Re-Instatement Multiplier") and the resulting amount shall be re-instated as the principal amount of a Note under the same terms and conditions that existed immediately prior to this agreement.

               Example:
               Cash Settlement Paid at the end of six months is        $ 350,000

               Cash Settlement Shortfall at the end of six months is   $ 100,000
               Re-Instatement Multiplier                                     2.0
                                    Balance of Notes to Re-Instate     $ 200,000
                                                                       =========


     9. This Agreement supersedes all prior modification and waiver agreements executed by and among the Investors and the Company and all other agreements relating to the subject matter hereof.

     10. The signatures of the Company and the Investors to this Agreement shall be an acknowledgement of the terms of this Agreement and a covenant by each such party not to take or suffer any action contrary to or inconsistent with the terms of this Agreement.



     11. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York located in the City of New York or in the federal courts located in the City and State of New York, and the parties hereby agree to submit to the exclusive jurisdiction of such courts. The prevailing party in any such action shall be entitled to recover from the other party or parties its reasonable attorney's fees and costs.


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


WHEREFORE, the parties have signed this Agreement as of the date above written.


LAURUS MASTER FUND, LTD.                                       ICOA INCORPORATED

By:_________________                                           By:______________
Name:                                                          Name:
Title:                                                         Title:
KESHET, L.P.

By:_________________
Name:
Title:
NESHER, LTD.

By:_________________
Name:
Title:
TALBIYA B. INVESTMENTS, LTD.

By:_________________
Name:
Title:


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



                                   SCHEDULE A

                                      NOTES

                               As of July 21, 2003





                                    Principal      Interest        Total P & I


       Laurus Master Funds          $975,600      $184,507         $1,160,107


       Nesher                         47,246        12,312             59,558


       Keshet                         75,398        17,225             92,623


       Talbiya                        11,200         2,919             14,119

                                  -----------    ----------        ------------

      Total Convertible Notes     $1,109,444      $216,963         $1,326,407
                                  ===========    ==========        ============








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


                                   SCHEDULE B

                                    WARRANTS

                               As of July 21, 2003




                                                       Shares of Common Stock
                                                       Issuable upon Exercise

                 Laurus Master Funds                                 8,250,000

                 Nesher                                                 43,068

                 Keshet                                                646,337

                 Talbiya                                               152,690

                                                      --------------------------
                                      Total Warrants                 9,053,335
                                                      ==========================







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